Exhibit 10.1

* Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K. [***] indicates that information has been redacted.

409 Silverside Road, Suite 105 Wilmington, DE 19809

CONFIDENTIAL TO THE EXTENT SET FORTH HEREIN

October 1, 2026

Jeffrey Nager

[***]
[***]

RE: Severance and General Release Agreement

Dear Jeffrey,

The Bancorp Bank, N.A. (the “Company”) has communicated to you that it is restructuring certain business and support functions to align with strategic priorities. Unfortunately, your position is being eliminated as part of this restructuring. We are interested in resolving cooperatively your separation of employment with the Company, effective October 1, 2026. Toward this end, we are offering you the following Agreement, which includes a General Release (the “Agreement”).

The terms and conditions set forth in Paragraph 1 below will apply regardless of whether you decide to sign this Agreement. However, you will not be eligible to receive the severance benefits set forth in Paragraph 2 below unless you sign and timely return this Agreement to me, and do not revoke this Agreement. This Agreement is an important legal document. I encourage you to read it carefully and make certain that you understand and agree with it before you sign it.

You have forty-five (45) days from the date you receive this Agreement to consider whether to sign it. Because this is a legal document, you are encouraged to review the proposed Agreement with your attorney.

1.	General Terms of Termination. As noted above, whether or not you sign this Agreement:
(a)	Salary and Benefits. Your last day of employment will be October 1, 2026 (the “Termination Date”). You will be paid for all time worked and receive all benefits to which you are entitled through and including your Termination Date, including accrued but unused PTO days. Your eligibility to participate in Company-sponsored group health coverage, including medical and dental insurance coverage, as an employee of the Company will end effective October 31, 2026. However, you will be eligible to continue to participate in this health coverage, at your sole expense, in accordance with a federal law called the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), subject to COBRA’s terms, conditions and restrictions. Further information on your obligations and rights under COBRA will be provided under separate cover. Your eligibility to participate in all other Company-sponsored group benefits including group life, disability and accidental death and dismemberment coverage will end effective October 1, 2026, unless the applicable plan document provides for a different result.

(b)	Equity Incentive and Bonus. You will not receive any equity incentive award under The Bancorp, Inc.’s equity incentive plans, and you will not receive any discretionary or other annual bonus, in connection with your service to the Company in 2026.
(c)	Continuing Obligations. You are required to comply with Paragraphs 6 and 7 below.

2.	Severance Benefits.

(a)	Severance. After the termination of your employment with the Company, you will be paid severance, provided you sign and comply with all the terms and conditions of this Agreement. You and the Company acknowledge that the total severance payment is the gross amount of Two Million Five Hundred Thousand Dollars and Zero Cents ($2,500,000.00) (the “Severance Payment”), less all applicable federal, state, and local taxes and other designated or required withholdings. This payment will be made within thirty (30) days of the Effective Date of this Agreement, provided that you have not breached any terms or conditions of this Agreement.

(b)	Outplacement Services. You are eligible for approved outplacement services provided through a third-party vendor selected by the Company. This benefit will be available to you for up to six (6) months following your Termination Date.

3.	General Release.

(a)	Release. In exchange for the severance benefits described in Paragraph 2, you release and forever discharge, to the maximum extent permitted by law, the Company and each of the other individuals or entities (collectively, the “Releasees” (as defined below)), from any and all claims, causes of action, complaints, lawsuits, or liabilities of any kind (collectively, “Claims”) as described below which you, your heirs, agents, administrators, or executors have or may have against the Company or any of the other Releasees (the “General Release”). This General Release extends to all Claims arising out of or relating to any conduct, matter, statement, event, or omission existing or occurring before you sign this Agreement, to the fullest extent permitted by law, including but not limited to the following:

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(i)	any Claims having anything to do with your employment with the Company and/or any of its parent, subsidiary, related and/or affiliated companies and/or divisions;
(ii)	any Claims having anything to do with the termination of your employment;
(iii)	any Claims for unpaid or withheld wages, severance, benefits, bonuses, commissions, and/or other compensation of any kind;
(iv)	any Claims for reimbursement of expenses of any kind;
(v)	any Claims for attorneys’ fees or costs;
(vi)	any Claims under the Employee Retirement Income Security Act;
(vii)	any Claims arising under any federal, state, or local statutes, laws, or regulations, including, without limitation, Claims of discrimination and/or harassment based on age, sex, pregnancy, race, religion, color, creed, disability, handicap, failure to accommodate, citizenship, marital status, national origin, ancestry, sexual orientation, gender identity, genetic information or any other factor protected by federal, state or local law as enacted or amended such as Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Non-Discrimination Act, the Whistleblower Protection Act, the Uniformed Services Employment and Reemployment Rights Act, the Occupational Safety and Health Act, and any other equivalent federal, state or local statutes, laws, or regulations, and any Claims for retaliation under any of the foregoing or other laws;
(viii)	any Claims regarding leaves of absence including, but not limited to, any Claims under the Family and Medical Leave Act;
(ix)	any Claims for retaliatory and/or wrongful discharge;
(x)	any Claims arising under the Immigration Reform and Control Act;
(xi)	any Claims under the National Labor Relations Act;
(xii)	any Claims under the Sarbanes-Oxley Act and/or Dodd-Frank Act;
(xiii)	any Claims for violation of public policy;
(xiv)	any Claims in tort, including claims for emotional distress, invasion of privacy, negligence or pain and suffering; and/or

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(xv)	any other federal, state or local statutory, regulatory, common law or other Claims of any kind, including, but not limited to, Claims for breach of contract, breach of the implied covenant of good faith and fair dealing, defamation, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel, and/or misrepresentation.
(b)	Releasees. The term “Releasees” includes the Company and any parent, subsidiary, related or affiliated companies and divisions of the Company, and each of their past and present employees, officers, directors, executives, attorneys, owners, partners, insurers, benefit plan fiduciaries, and agents, and all of their respective successors and assigns. It is important that you understand that this General Release is intended to be a complete general release from any and all Claims to the fullest extent permitted by law, and includes all Claims as of the date you sign this Agreement, whether known or unknown by you, including any Claims that you have already asserted or raised as well as those Claims that you have never asserted or raised.

4.               Non-Released Claims. The General Release in Paragraph 3 above does not apply to any Claims for benefits in which you are vested pursuant to any Company benefit, retirement and/or pension plan; any rights granted to you under this Agreement; and any other Claims that are not waivable as a matter of law.

Further, this Agreement does not prevent you from contacting or filing a charge with or participating in any investigation conducted by the Equal Employment Opportunity Commission, or any other federal, state or local government agency or commission. However, the General Release does prevent you, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the Claims you have released in Paragraph 3, unless applicable law prohibits such a waiver.

5.               Adequacy of Consideration. You acknowledge and agree that the severance benefits described in Paragraph 2:

(a)	are not required by any policy, plan, or prior agreement;
(b)	are not compensation for past services rendered;

(c)	constitute adequate consideration to support your General Release in Paragraph 3 above; and

(d)	fully compensate you for the Claims you are releasing.

For purposes of this paragraph, “consideration” means something of value to which you are not already entitled.

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6.	Prohibition on Your Using or Disclosing Certain Information.

(a)	Confidentiality and Non-Disclosure Obligations. You acknowledge that you are prohibited from using or disclosing confidential and/or proprietary information which you created or acquired in the course of your employment with the Company and which is not generally known by or readily accessible to the public. This confidential and/or proprietary information includes, but is not limited to: financial data, prices, costs, bids, estimates, plans, blueprints, drawings and project descriptions; legal, accounting, marketing and business plans, strategies and techniques; trade secrets and other formulas; the identity of the Company’s customers/clients, suppliers, vendors or potential customers/clients; and other information not generally known by or readily accessible to the public. Confidential and/or proprietary information does not include information which is generally known by or readily accessible to the public. However, nothing in this Agreement prohibits you from communicating with or participating in an investigation by a federal, state, or local government agency, including providing documents or other information.

(b)	Trade Secrets Matters. Under the federal Defend Trade Secrets Act of 2016 or other applicable law, you shall not be held criminally or civilly liable under any federal or state trade secret law or other applicable law for the disclosure of a trade secret or information about this Agreement that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to an attorney for you in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

7.               Company Property and Documents. You agree that, if so directed by the Company’s EVP, Chief Human Resources Officer, and in any event by no later than your Termination Date, you will promptly return all Company property and documents to the Company, retaining no copies, including: (i) all Company property (including, but not limited to, office, desk or file cabinet keys, Company identification/pass cards, Company-provided credit cards and Company equipment, such as computers and printers) and (ii) all Company documents (including, but not limited to, all hard copy, electronic and other files, forms, lists, charts, photographs, correspondence, computer records, programs, notes, memos, disks, DVDs, etc.). You also agree to download all Company-related electronically-stored information (including but not limited to emails) from any personal computer and/or other storage devices or equipment or personal email accounts, return all downloaded material or other electronically-stored information to the Company, and completely remove all such electronically-stored information from the hard drive of such personal computer and/or all cloud-based or other storage devices or personal email accounts.

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8.               Confidentiality of this Agreement. To the maximum extent allowable by law, you agree that, at all times, the existence, terms and conditions of this Agreement will be kept secret and confidential and will not be disclosed voluntarily to any third party, except: (i) to your spouse or domestic partner, if applicable; (ii) to the extent required by law; (iii) in connection with any Claim to enforce, interpret or determine the scope, meaning, or effect of the Agreement; or (iv) to obtain confidential legal, tax or financial advice with respect thereto.

9.               Non-Solicitation. In exchange for the consideration set forth above, you agree that, for a period of one (1) year from the Termination Date, you will not, directly or indirectly, recruit, solicit or induce, or attempt to induce, any client or customer of the Company to terminate its business relationship with the Company or any of its affiliates; nor will you, directly or indirectly, recruit, solicit or induce, or attempt to induce, any employee, consultant, or vendor of the Company or its affiliates to terminate employment or any other relationship with the Company or its applicable affiliate.

10.            Non-Disparagement. You agree that you will not make or cause to be made any statements in writing, orally or electronically, that disparage, are inimical to, or damage the reputation of the Company or any other Releasee (as defined above) and their respective products and services. However, nothing in this Agreement is intended to or shall be interpreted: (i) to restrict or otherwise interfere with your obligation to testify truthfully in any forum; or (ii) to restrict or otherwise interfere with your right and/or obligation to contact, cooperate with or provide information to any government agency or commission.

11.            Ongoing Cooperation. In exchange for the consideration set forth above, you agree that, following your termination, you will cooperate with and assist the Company in the investigation of, preparation for, or defense of any actual or threatened third-party claim, investigation or proceeding involving the Company or its predecessors or affiliates and arising from or relating to, in whole or in part, your employment with the Company or its affiliates for which the Company requests your assistance. Such cooperation and assistance will include, but not be limited to, providing truthful testimony and assisting in information and document gathering efforts. In connection herewith, the Company will consider other commitments that you may have at the time of the request and will reimburse you for reasonable expenses consistent with applicable Company expense reimbursement policies.

12.            References. You agree that you will direct any and all prospective employers seeking a reference to contact only persons employed in the Company’s Human Resources Department. The Human Resources Department shall provide only a neutral reference, stating dates of employment and position(s) held and that it is the Company’s general policy to provide only this limited information. However, if you supply the potential employers with your base salary information, the Company will confirm or deny the accuracy of the statement which you provide to them.

13.            Taxes. The Company makes no representation regarding the tax consequences of any payments, benefits, or other matters set forth in this Agreement. You are solely responsible for payment of any and all taxes (including income, payroll, FICA, Medicare, unemployment, and any

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penalties or interest) arising in connection with the matters set forth herein, to the extent not subject to withholding taxes.

14.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without resort to principles of conflict of laws, and without the aid of any canon, custom or rule of law requiring construction against the draftsperson. All disputes related to or arising out of this Agreement shall be resolved exclusively in a state or federal court of competent jurisdiction in New Castle County, Delaware, and both you and the Company waive any defense or objection on the basis of personal jurisdiction, venue, or forum non conveniens.

15.            WAIVER OF JURY TRIAL. EACH PARTY AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR OTHERWISE RELATES TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.

16.            Statement of Non-Admission. Nothing in this Agreement is intended as or shall be construed as an admission or concession of liability or wrongdoing by the Company or any other Releasee as defined above. Rather, this Agreement is being offered for the sole purpose of facilitating a cooperative process in connection with the restructuring and settling cooperatively and amicably any and all possible disputes between the parties.

17.            Interpretation of Agreement. Nothing in this Agreement is intended to violate any law or shall be interpreted to violate any law. If any paragraph or part or subpart of any paragraph in this Agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its narrowed form. Moreover, each paragraph or part or subpart of each paragraph in this Agreement is independent of and severable (separate) from one another. In the event that any paragraph or part or subpart of any paragraph in this Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from the Agreement, and the remaining paragraphs or parts or subparts of such paragraphs of this Agreement shall remain in full force and effect.

18.            Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior representations and agreements, written or oral, express or implied. The parties expressly disclaim reliance on any statements, representations, and promises not set forth in this Agreement.

19.            Strict Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this

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Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

20.            Waiver and Modification. Neither this Agreement nor any provision hereof may be waived or discharged except by an instrument signed by the party against whom the enforcement of such waiver or discharge is sought, and then only to the extent set forth in such instrument. This Agreement may not be modified or amended other than by an agreement in writing signed by you and the Company’s EVP, Chief Human Resources Officer or such person’s designee.

21.            Headings. The headings contained in this Agreement are for convenience of reference only and are not intended, and shall not be construed, to modify, define, limit, or expand the intent of the parties as expressed in this Agreement, and they shall not affect the meaning or interpretation of this Agreement.

22.	Days. All references to a number of days throughout this Agreement refer to calendar days.

23.            Attachment. You are part of a group of employees whose employment is being terminated. Attached to or enclosed with this Agreement as Exhibit A is information regarding the class, unit, or group of individuals covered by this employment termination program.

24.	Representations. You agree and represent that:

(a)	You have read carefully the terms of this Agreement, and have had an opportunity to and have been encouraged to review this Agreement, including the General Release, with an attorney;

(b)	You understand the meaning and effect of the terms of this Agreement, including the General Release, and further understand that the consideration given to you in this Agreement (i.e., the severance benefits in Paragraph 2) is consideration to which you would not otherwise have been entitled if you did not sign this Agreement;

(c)	You were given up to forty-five (45) days to determine whether you wished to sign this Agreement, including the General Release, and you agree that any modifications, material or otherwise, made to this Agreement do not restart the original forty-five (45) day review period;

(d)	Your decision to sign this Agreement, including the General Release, is of your own free and voluntary act without compulsion of any kind;
(e)	No promise or inducement not expressed in this Agreement has been made to you;

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(f)	Subject to the limitations in Paragraph 4 above, you understand that you are waiving your Claims as set forth in Paragraph 3 above; and

(g)	You have adequate information to make a knowing and voluntary waiver of any and all Claims as set forth in Paragraph 3 above.

25.            Additional Representations. As further and specific consideration for the Company entering into this Agreement, you also expressly represent and covenant:

(a)	That the Company does not owe you any wages or other compensation, payments, or monies of any kind or nature other than what is expressly provided in this Agreement, and that you have been fully and accurately compensated for all hours worked and services provided during your employment and any other working relationship with the Company.
(b)	That, as of the Effective Date, you have not initiated, filed, submitted, or made any claim, complaint, or charge with any court, agency, board, department, or other body or office with respect to your employment or other working relationship with the Company, the circumstances surrounding the end of your employment with the Company, or any policies, practices or alleged acts or omissions involving the Company, and you are not aware of any policies, practices, or acts or omissions involving the Company, or its officers, directors, employees or representatives, that you believe are unlawful or unethical.

26.            Offer Expiration Date. As noted above, you have forty-five (45) days to decide whether you wish to sign this Agreement, although you may sign it before the end of that period if you wish to do so. If you do not sign this Agreement and return it to me by Wednesday, November 18, 2026, then this offer shall expire and you will not be eligible for the severance benefits set forth in Paragraph 2 above. You can deliver the executed Agreement to me by hand, email or certified mail, and the executed Agreement must be received by November 18, 2026.

27.            Revocation. Should you find reason to revoke this Agreement, you have seven (7) calendar days from the date you signed the Agreement to deliver your written notice of revocation by hand, email or certified mail, to me. The revocation notice must be received within the seven-day period.

28.            Effective Date. This Agreement will become effective on the eighth day after you sign and return this Agreement, provided you do not revoke this Agreement.

* * *

If you agree with all of the terms of this Agreement, please sign below, indicating that you understand, agree with and intend to be legally bound by this Agreement, including the General Release, and return the signed Agreement to me.

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We wish you the best in your future endeavors.

Sincerely,

/s/ Jennifer F. Terry

Jennifer F. Terry

Executive Vice President

Chief Human Resources Officer

UNDERSTOOD AND AGREED,

INTENDING TO BE LEGALLY BOUND:

/s/ Jeffrey Nager

Jeffrey Nager

October 2, 2026

Date

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